Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
Series A JUNIOR PARTICIPATING Preferred Stock
OF
REMARK HOLDINGS, INC.
_________________________________________________________

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware

REMARK HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) of the DGCL, does hereby certify:

FIRST: That the following resolutions setting forth the proposed elimination of the Corporation’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Participating Preferred Stock”), were duly adopted by the Corporation’s Board of Directors:

RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock are outstanding and none will be issued subject to the certificate of designations previously filed with the Secretary of State of the State of Delaware on June 4, 2015 with respect to such Series A Junior Participating Preferred Stock (the “Series A Junior Certificate of Designations”), and all such previously designated shares shall resume the status as authorized but unissued shares of preferred stock of the Corporation; and it is further

RESOLVED, that any executive officer of the Corporation (the “Authorized Officers”), and any person or persons designated and authorized so to act by an Authorized Officer of the Corporation be, and each of them acting singly hereby is, authorized, directed and empowered, in the name and on behalf of the Corporation, to prepare, execute, acknowledge and file with the Secretary of State of the State of Delaware a certificate (the “Series A Junior Certificate of Elimination”) eliminating from the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), all matters set forth in the Series A Junior Certificate of Designations, which Series A Junior Certificate of Elimination shall be effective upon filing and shall have the effect of amending the Certificate of Incorporation, in accordance with Section 151(g) of the DGCL, and the execution by such individuals of such Series A Junior Certificate of Elimination shall conclusively establish their authority therefor from the Corporation and the approval and ratification by the Corporation of such Series A Junior Certificate of Elimination.

SECOND: None of the authorized shares of Series A Junior Participating Preferred Stock are outstanding and none will be issued subject to the certificate of designations previously filed with respect to such series.

THIRD: In accordance with the provisions of Section 151(g) of the DGCL, the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer this 20th day of July, 2020.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
Name:	Kai-Shing Tao
Title:	Chief Executive Officer